EXHIBIT 99.1

Rich Cigars, Inc., Becomes Intercontinental Technology, Inc. to Reflect New Direction including Multi-national Patent Ownership and Aggressive Cryptocurrency Mining

Strategic shift focuses on proprietary internationally marketable products and the immediate mining of Bitcoin and other Cryptocurrencies

MIAMI, FL, United States / December 14, 2017 / Rich Cigars, Inc. (OTC Pink: RCGR), (“Company” or “Rich Cigars”), announced today that it has filed to change its name to “Intercontinental Technology, Inc.” in order to reflect a change in the Company’s direction and overall strategy.

Richard Davis, current President, stated, “The Company underwent a change of control as documented in its filing with the SEC per an ‘Information Statement’ filed December 12th. As a result of this change, the Company has become a holding company with subsidiaries in fields unrelated to our traditional business, which is being phased out.” He added, “New management of the Company is presently being appointed and will oversee a new strategic direction which is twofold: the acquisition, development and marketing of proprietary patented products that are readily marketable internationally, and at the same time, its entry into the business of cryptocurrency mining by our ownership and operation of multiple cryptocurrency mining machines.

In the coming weeks, we will be making several announcements pertaining to this new direction, including the announcement of the name change in our FINRA and OTC Markets’ listing, and a change in trading symbol. We believe we are embarking on an exciting shift that going forward will have a significant positive impact on overall shareholder value.”

About Intercontinental Technology, Inc. (formerly Rich Cigars, Inc.)

The Company was original formed as Rich Cigars, Inc. a Florida corporation, in order to distribute, brand and market tobacco products. As a result of the November 2017 change of control, the Company has been renamed “Intercontinental Technology, Inc.”, became a Colorado corporation, and became a holding company for new subsidiary operations. Intercontinental Technology, Inc. is forming subsidiaries to invest in (1) the development and multinational marketing of proprietary patent-protected products, and (2) the development of a unique cryptocurrency mining business for Bitcoin and other cryptocurrencies which will operate on a 24/7 basis.

Safe Harbor Statement: This release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Such statements include any that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate", "project", "intend", "forecast", "anticipate", "plan", "planning", "expect", "believe", "likely", "should", "could", "would", "may" or similar words or expressions. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the company's actual results and financial position to differ materially from those in such statements, which involve risks and uncertainties, including those relating to the Company's ability to grow. Actual results may differ materially from those predicted and any reported should not be considered an indication of future performance. Potential risks and uncertainties include the Company's operating history and resources, economic, competitive, and equity market conditions.

CONTACT:

Rich Cigars, Inc.

(214) 702-8775